Exhibit V

EIB Group

Reconciliation of the Consolidated Financial Statements of the EIB Group

as at 31 December 2014 prepared in accordance with EU Accounting Directives and IFRS

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION

CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2014 (in EUR ‘000)

	EU Accounting Directives		Adjustment		IFRS
ASSETS		31/12/2014		Ref.		31/12/2014
1. Cash in hand, balances with central banks and post office banks		114 283	0			114 283

2. Treasury bills and other bills eligible for refinancing with central banks		31 063 452	179 679	A.1		31 243 131

3. Loans and advances to credit institutions
a) repayable on demand	975 444		0		975 444
b) other loans and advances	37 890 828		5 993	B.2	37 896 821
c) loans	129 574 290		1 922 403	B.2	131 496 693
d) impairment on loans and advances, net of reversals	0		0		0

		168 440 562				170 368 958

4. Loans and advances to customers
a) other loans and advances	0		0		0
b) loans	303 780 317		22 194 536	B.2	325 974 853
c) impairment on loans and advances, net of reversals	-483 074		66 200	G	-416 874

		303 297 243				325 557 979

5. Debt securities including fixed-income securities
a) issued by public bodies	8 504 835		16 851	A.1	8 521 686
b) issued by other borrowers	5 220 462		17 515	A.1	5 237 977

		13 725 297				13 759 663

6. Shares and other variable-yield securities		3 089 518	1 280 721	A.2		4 370 239

7. Derivative assets		0	62 408 935	B.1		62 408 935

8. Property, furniture and equipment		264 889	-2 380	C		262 509

9. Investment property		0	2 380	C		2 380

10. Intangible assets		9 103	0			9 103

11. Other assets		72 049	-964	B.1		71 085

12. Subscribed capital and reserves, called but not paid		576 097	-3 650	F		572 447

13. Prepayments		22 760 554	-22 701 922	A.1, B.1, B.2, B.3		58 632

TOTAL ASSETS		543 413 047				608 799 344

LIABILITIES AND EQUITY		31/12/2014		Ref.		31/12/2014
1. Amounts owed to credit institutions
a) repayable on demand	6 915 224		-94	B.3	6 915 130
b) with agreed maturity dates or periods of notice	409 400		27	B.3	409 427

		7 324 624				7 324 557

2. Amounts owed to customers
a) repayable on demand	1 988 672		0		1 988 672
b) with agreed maturity dates or periods of notice	270 840		0		270 840

		2 259 512				2 259 512

3. Debts evidenced by certificates
a) debt securities in issue	433 995 063		49 793 231	B.3	483 788 294
b) others	19 457 531		2 206 176	B.3	21 663 707

		453 452 594				505 452 001

4. Derivatives liabilities		0	30 079 493	B.1		30 079 493

5. Other liabilities		751 050	482 549	B.1, B.2, E		1 233 599

6. Deferred income		15 952 261	-15 763 548	A.1, B.1, B.2, B.3		188 713

7. Provisions
a) pension plans and health insurance scheme	2 077 749		1 503 221	D	3 580 970
b) provisions for guarantees issued	159 753		0		159 753
c) provision for commitment on investment funds	9 167		0		9 167

		2 246 669				3 749 890

TOTAL LIABILITIES		481 986 710				550 287 765

8. Capital
a) subscribed	243 284 155		0		243 284 155
b) uncalled	-221 585 020		0		-221 585 020

		21 699 135				21 699 135

9. Consolidated reserves
a) reserve fund	24 328 415		0		24 328 415
b) additional reserves	2 882 428		-1 971 284	D	911 144
c) fair value reserve	0		1 661 237	A.1, A.2	1 661 237
d) special activities reserve	6 030 722		0		6 030 722
e) general loan reserve	3 205 513		0		3 205 513

		36 447 078				36 137 031

10. Profit for the financial year				A.1, A.2, B.1, B.2,
		2 680 244	-2 004 831	B.3, D, E, F, G		675 413

11. Equity attributable to minority interest		599 880	-599 880	E		0

TOTAL EQUITY		61 426 337				58 511 579

TOTAL LIABILITIES AND EQUITY		543 413 047				608 799 344

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION

Consolidated income statement for the year ended December 31, 2014 (in EUR ‘000)

	EU Accounting Directives		Adjustment		IFRS
		2014		Ref.		2014

1. Interest and similar income		22 688 595	24 487	F, B.2		22 713 082

2. Interest expense and similar charges		-19 472 997	-15 892	B.2, B.3, D, E, F		-19 488 889

3. Income from shares and other variable-yield securities		110 404	0			110 404

4. Fee and commission income		204 078	0			204 078

5. Fee and commission expense		-1 196	0			-1 196

6. Result on financial operations		-44 761	-2 082 145	A.1, A.2, B.1, B.2, B.3		-2 126 906

7. Other operating income		18 063	0			18 063

8. Change in impairment on loans and advances and provisions for guarantees, net of reversals		-96 628	66 200	G		-30 428

9. Change in impairment on shares and other variable-yield securities, net of reversals		0	-44 999	A.2		-44 999

10. General administrative expenses
a) staff costs	-475 391				-475 024
b) other administrative costs	-172 398				-172 236

		-647 789	529	D		-647 260

11. Depreciation and amortisation: property, furniture and equipment, investment property and intangible assets
a) property, furniture and equipment	-23 864		161	C	-23 703
b) investment property	0		-161	C	-161
c) intangible assets	-6 672		0		-6 672

		-30 536				-30 536

12. Profit for the financial year		2 727 233				675 413

13. Profit attributable to minority interest		-46 989	46 989	E		0

14. Profit attributable to equity holders of the Bank		2 680 244				675 413

Valuation and income recognition differences between IFRS and EU Accounting Directives

A	Financial assets classified as available-for-sale

1	Debt securities portfolio

Under EU Accounting Directives, debt securities portfolios are recorded at market value. The value adjustments are reported under “Net result on financial operations” in the profit and loss for the period in which they are made.

Accrued interest is recorded under balance sheet items “Prepayments and accrued income” or “Accruals and deferred income”.

Under IFRS, debt securities portfolios are carried at fair value with changes in fair value reflected directly in equity.

Impairment is recognised in the profit and loss for the year when negative changes in the fair valuation are other than temporary. It is reported separately on the face of the income statement.

Accrued interest is reported on the balance sheet within the balance of the instrument to which it relates.

2	Shares and other variable-yield securities

Under EU Accounting Directives, shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date.

Under IFRS, shares and other variable-yield securities are carried at fair value with changes in fair value reflected directly in equity.

Impairment is recognised in the profit and loss for the year when negative changes in the fair valuation are other than temporary. It is reported separately on the face of the income statement.

B	Financial assets and liabilities designated at fair value through profit or loss

1	Derivative assets and liabilities

a	Treasury derivatives

Under EU Accounting Directives, derivative instruments in the Bank’s available for sale and trading portfolios are marked to market and recorded under “Other assets” or “Other liabilities”.

Issuance fees are not amortised and they are recorded under “Interest payable and similar charges”.

Interest accrued under derivative instruments is presented under “Prepayments and accrued income” and “Accruals and deferred income”.

Under IFRS, all derivative assets and liabilities are recognised on balance sheet as such and carried at their replacement values.

With the application of IFRS 13, Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, and Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, are included in the fair valuations of derivatives.

Changes in fair values of derivatives are recognised in the income statement.

b	Hedging derivatives

Under EU Accounting Directives, hedging derivative instruments are not recognised on the balance sheet. They are carried off balance sheet at nominal amount.

Interest accrued under derivative instruments is presented under “Prepayments and accrued income” and “Accruals and deferred income”.

Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related derivatives under “Interest payable and similar expense”.

Under IFRS, all derivative assets and liabilities are recognised on balance sheet and carried at their replacement values.

Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related derivatives and recognised in the income statement under “Result on financial operations”.

With the application of IFRS 13, Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, and Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, are included in the fair valuations of derivatives.

Under IFRS, EIB has two transactions that meet the offsetting of financial assets and financial liabilites criteria.

Changes in fair values of derivatives are recognised in the income statement.

2	Loans and advances

Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under balance sheet items “Prepayments and accrued income” or “Accruals and deferred income”.

Under EU Accounting Directives, the front-end fees on loans are amortised and recognised in the income statement under “Interest and similar income”.

Under IFRS certain loans are classified on initial recognition as “fair value loans” and valued at fair value through profit or loss. Accrued interest is reported on the balance sheet within the balance of the asset to which it relates.

Under IFRS the front-end fees on loans are recognised under “Interest and similar income” in the income statement for the loans that are measured at fair value.

Under IFRS the front-end fees on loans are recognised in balance sheet under “Loans and advances to customers/credit institutions” for the loans that are treated at amortised cost.

Transitory accounts on loans are reclassified from other liabilities to the loan balance to which they relate.

Changes in fair values of loans are recognised in the income statement.

3	Borrowings

Under EU Accounting Directives, borrowings are recorded at amortised cost. Accrued interest is recorded under balance sheet item “Accruals and deferred income”.

Under IFRS, EIB applies the fair value option to a significant portion of its issued debt. Accrued interest is reported on the balance sheet within the balance of the debt instrument to which it relates.

Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the income statement is immediate under “Result on financial operations”.

With the application of IFRS 13, own credit adjustments (OCA), reflecting own credit risk on unquoted or illiquid borrowings hedged by swaps, is calculated.

Under IFRS, EIB has one transaction that meets the offsetting of financial assets and financial liabilites criteria.

Changes in fair values of borrowings are recognised in the income statement.

C	Investment property

This category is not used under EU Accounting Directives. Assets in this category under IFRS are reported in the “Tangible Assets” category under EU Accounting Directives.

Under IFRS, assets in this category are held under the historical cost model.

D	Pension funds

Under EU Accounting Directives, a 10% corridor approach is adopted, whereby prior year cumulative actuarial surpluses or deficits in excess of 10% of the commitments for retirement benefits are recognised over the average remaining service lives of the plan’s participants.

Under IFRS, the Group applies IAS 19 revised for determining the income or expense related to its post-employment defined benefit plans.

Cumulative actuarial surpluses and deficits are recognised in full in “Other comprehensive income”. Net interest cost is recognised in the income statement under “Interest expense and similar charges”.

E	Minority interest adjustment

EIB granted a put option to the minority shareholders on their entire holding of the subsidiary.

Under EU Accounting Directives, this put option does not influence the accounting treatment of minority interest on consolidation.

Under IFRS, the put option results in the non-controlling interest balance being classified as liability rather than equity and being carried at fair value through profit or loss.

The non-controlling interest in the IFRS profit for the year is therefore included in the interest expense for the year. Fair value adjustment is reported under “Interest expense and similar charges”.

F	Discount of Subscribed capital and reserves, called but not paid

Under EU Accounting Directives, the caption “Subscribed capital and reserves, called but not paid” contains receivable from the Member States in 2015 in respect of their share of the capital increase and net receivable from the new Member State, Croatia.

Under IFRS, the capital and reserves to be received are discounted using discounted cash flow method.

Discounted interest is reported under “Interest expense and similar charges” and its amortisation under “Interest and similar income”.

G	Change in impairment on loans and advances and provisions for guarantees, net of reversals

Impairment loss is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate.

Impairment loss is recognised in the profit and loss for the year when negative changes in the fair valuation are other than temporary.

It is reported separately on the face of the consolidated income statement under the caption “Change in impairment on loans and advances and provisions for guarantees, net of reversals”.